LEASE AGREEMENT

between

BOC REAL PROPERTY S.R.L.

as Lessor

and

TECHTEAM GLOBAL S.R.L.

as Lessee

Dated 1 July 2010

LEASE AGREEMENT

This Lease Agreement, hereinafter referred to as the “Lease” was made on the date of 1 July 2010 (“Signing Date”) by and between:

1.             BOC REAL PROPERTY S.R.L., hereinafter referred to as the “Lessor”, with headquarters located at 3 George Constantinescu St., ground floor, room 35, 2nd District, Bucharest, registered with the Trade Registry under no. J40/9884/2009, sole registration code 26063762, duly represented by Sunil Dilip Joseph Madan, as director,

And

2.             TECHTEAM GLOBAL S.R.L., hereinafter referred to as the “Lessee”, with headquarters located at 9-9A Dimitrie Pompei Blvd., Building no. 16, 2nd District, Bucharest, registered with the Trade Registry under no. J40/2100/2004, sole registration code 16139707, duly represented by Ernst Michael Alfred Friedrich Voegtle, as director.

The parties above listed are hereinafter jointly referred to as the "Parties" and individually as a "Party".

1.             TERMS AND DEFINITIONS

1.1.          “The Property” means the office building (GB/GF + 7 floors), comprising a gross area of 57,607 sqm as outlined in red, (the “Office Building”), the land afferent to the Office Building (the “Land”), as outlined in yellow, the related parking places (the “Parking Spaces”) as outlined in orange, the common areas and access roads as outlined in green on the attached Appendix 1 - Site Plan. The Property is situated at 3 George Constantinescu St., Bucharest, 2nd District and is owned by the Lessor in accordance with the ownership documents, respectively (i) the construction authorization, (ii) reception minute, (iii) land register excerpt for the Land and for the Office Building, attached herewith as Appendix 8.

1.2.          “The Premises” means collectively 3,757 sqm Building Rentable Area (as per BOMA standards) located on the 1st Floor of the Office Building and 50 sqm Building Rentable Area (as per BOMA standards) located on the Ground Floor of the Office Building. The Plans of the Premises and the standards used in order to measure such, respectively BOMA – Standard Building Owners and Managers Association are attached to the present as Appendix 2. The exact area of the Premises is that mentioned in this Lease.

1.3.          “The Permitted Use” shall have the meaning ascribed to it as per sections 2.2.

1.4.          “Lease” means this Lease Agreement, including all of its Appendices, as it may be amended from time to time in accordance with the relevant provisions of this Lease Agreement.

1.5.          “Parking Spaces” means a number of 20 parking spaces, as outlined in the plans attached hereto as Appendix 3. During the duration of the Lease, the Lessee will have the option to lease additional parking places (“Additional Parking Spaces”), at the same price mentioned herein below, to the extent such parking places are available after the entire Property has been leased to tenants.

1.6.          “Property Rules for the Office Building” means the rules attached hereto as Appendix 5.

1.7.          “Business Day” means any day that is not Saturday, Sunday, legal holiday or other day on which banking institutions are required by law or other government action to be closed in Bucharest, Romania.

1.8.          “Common Areas” means the internal and external common areas including the access roads as evidenced in Appendix 2 as of the signing date of the Lease.

2.            THE SUBJECT OF THE LEASE

2.1           Under the terms and conditions of this Lease, the Lessee shall be entitled to (i) the exclusive use of the Premises and the Parking Spaces; and (ii) the non-exclusive use of Common Areas.

2.2           Lessee shall be entitled to use the Premises as office space, IT room only for the Premises on the Ground Floor and the Parking Spaces for the sole purpose of parking, in compliance with legal provisions, including legal requirements imposed by the local authorities (hereinafter collectively referred to as the “Permitted Use”). Any change in the Permitted Use requires Lessor’s prior written approval that should not be unreasonably delayed or refused. Additionally, if the Lessee desires to use the Premises or the Parking Spaces (together the “Leased Area”) for a purpose which is not a Permitted Use as described in this paragraph, apart from obtaining the Lessor’s prior written approval in this respect, the Lessee shall also obtain all appropriate permits and/or authorizations at the Lessee’s costs. For such authorizations, the Lessor will provide such documents, information, changes of plans, documentation etc. that are in Lessor’s possession and, on a best effort basis, assist and support the Lessee to obtain such documents, information, changes of plans, documentation.

2.3           Lessee and its visitors may use the Common Areas and access roads for access and egress to and from the Premises for the purpose of Lessee’s business and in a manner which shall not interfere with the use of other areas and facilities by other lessees located on the Premises. Such non-exclusive use by the Lessee shall be in accordance with the reasonable and customary written rules and regulations, determined by the Lessor from time to time to apply to the use of the Common Areas and access roads (hereinafter referred to as the “Property Rules”). The Property Rules are attached as Appendix 5 to this Lease.

2.4           The Lessee shall, at its own expense and cost: (a) comply with all laws, ordinances, orders and regulations affecting the Premises and/or Common Areas and access roads now in force or which hereafter may come into force (including without limitation, all environmental laws and regulations); (b) apply for, secure, maintain in good standing and comply with all licenses and permits which are or may be required for the activities conducted by the Lessee and for operations and/or business to be conducted in the Premises; and (c) comply with all rules, requirements and regulations affecting the Premises and/or Common Areas and access roads, such as but not limited to the Property Rules and those of the Fire Authorities. The Lessor will not issue any warranty to authorities for the application or maintenance of Lessee's licenses or permits.

The Lessor shall, at its own expense and cost: (a) comply with all laws, ordinances, orders and regulations affecting the Property now in force or which hereafter may come into force (including without limitation, all environmental laws and regulations); (b) apply for all licenses and permits which are or may be required for the Property; and (c) comply with all rules, requirements and regulations affecting the Property, such as those of the Fire Authorities provided that all these obligations shall be incumbent upon the Lessee if related to the Premises or the activity performed by the Lessee within the Premises.

The Lessor warrants and represents to the Lessee, that, to the best of its knowledge (i) it  is the registered owner of the Property, and (ii) there is no enforcement procedure started in relation to or on the Property.

2.5           Lessee shall, and shall ensure that its employees and contractors performing construction/repair works on the Leased Area will, comply with all laws relating to the occupancy of the Leased Area and to criminal conduct while such persons are on the Leased Area. Lessee shall, and shall ensure that the persons listed above will, not (a) use, occupy, or permit the use or occupancy of the Leased Area for any purpose other than as specified in section 2.2 above, (b) use, occupy or permit the use or occupancy of the Leased Area for any purpose that is directly or indirectly forbidden by applicable laws or which may be dangerous to life or property, (c) permit any public or private nuisance, (d) disturb the quiet enjoyment of other Lessees, (e) do anything that might emit offensive odors or fumes from the Leased Area, (f) make undue noise, (g) set up vibrations in the Property, (h) do or allow anything on or about the Leased Area that would cause the cancellation of insurance coverage or increase the insurance rate on the Property or its contents, (i) exceed the maximum floor load(s).

2.6           No substances or materials listed or contemplated under environmental or hazardous waste laws or regulations or approvals applicable to the Property (collectively, "Hazardous or Toxic Substances") shall be used, stored or generated upon the Leased Area and/or Common Areas and access roads.  The Lessor conveys to maintain the Property free of Hazardous or Toxic Substances. In case Lessee will intend in the future to store Hazardous or Toxic Substances, it is required to  obtain the prior written consent of the Lessor and all the legally required consents of the relevant administrative and supervising state authorities (e.g. in the area of fire prevention). The Lessee shall immediately advise the Lessor in writing of the existence of any Hazardous or Toxic Substances in, upon, or beneath the Leased Area, or the adjoining lands thereto. The Lessee agrees that in the event Hazardous or Toxic Substances are found to exist in, upon or beneath the Leased Area, as a result of the actions or inactions of the Lessee, its employees, agents, clients, suppliers, licensees, invitees or visitors, the Lessor may, in its sole discretion and in addition to any other remedies provided hereunder or under any applicable law, require that the Lessee, at the Lessee's sole cost and expense, take all steps necessary to clean up, remove or otherwise treat the Hazardous or Toxic Substances.

In addition to the foregoing, in the event Hazardous or Toxic Substances are found and the conditions provided in section above related to usage, storage or generating such upon the Leased Area and/or Common Areas and access roads are not met, the Lessor shall have the right, but not the obligation, and without liability to the Lessee for any loss or damage that may accrue to the Lessee's business by reason thereof, to take such actions as the Lessor deems necessary or advisable, in its sole judgment, to clean up, remove, or otherwise treat, any such Hazardous or Toxic Substances. All costs and expenses incurred by the Lessor in the exercise of any such rights shall be payable by the Lessee upon demand.

2.7           The provisions of sections 2.5 and 2.6 shall apply from the signing date of this Lease until Expiry Date or otherwise termination by the Landlord of the same; in addition, the aforementioned provisions shall apply during any periods of time that the Premises are used by the Lessee de jure or de facto.

2.8           The Lessee will dispose of any litter, rubbish, debris, or any other refuse (collectively "Waste") solely at the space designated by, and in the manner provided for in, the Property Rules (Appendix 5). In particular, the Lessee will not place or maintain any Waste in any vestibule of or entrance to the Premises; on the pathways or corridors adjacent thereto; or elsewhere on the exterior of the Premises, which shall include, without limitation, sidewalks, alleyways and courtyards.

3.             COMMENCEMENT DATE AND TERM OF THE LEASE

3.1.           Term of the Lease: This Lease is concluded from the Commencement Date to the Expiry Date (hereinafter referred to as the “Term”), unless otherwise regulated herein.

3.2.           Commencement Date: The Commencement Date is the Signing Date of the present Lease. On the Commencement Date, the Premises and the Parking Spaces have been handed-over by the Lessor to the Lessee in an “as is” condition (the Delivery Date), based on the Delivery Protocol attached as Appendix 6 confirming (i) the delivery of the Premises and Parking Spaces to the Lessee, (ii) their acceptance by the Lessee based on the Technical Specifications under Appendix 4, and (iii) the condition of the Premises upon Commencement Date.

3.3.           Expiry Date: December 31, 2016.

3.4.           Optional Termination: The Lessee  shall have an option during the Lease, at its sole discretion to terminate the Lease on December 31, 2013 (the “Optional Termination Date”), provided cumulatively that:

(i)	The Lessor receives from the Lessee, at least six months prior to the Optional Termination Date, a written notice with respect to the irrevocable decision to exercise this option; and

(ii)
The Lessor receives from Lessee, no later than one month following the receipt of the termination notice above, a penalty that is the sum of (a) an amount equal to the aggregate consideration of the Rent and the Operating Expenses and Direct Expenses owed by the Lessee for the 3 (three) contractual months of January 2014 to March 2014 determined in accordance with the Lease; and (ii) EUR 250,000.

3.5.           The Fit-Out Plans (i.e., the architectural project containing the partitioning, cabling, installations etc. to be performed/installed within the Premises, including the IT room on the Ground Floor are attached hereto in Appendix 4 a.  The Parties have also agreed upon the budget and timing in respect of the implementation of the Fit-Out Plans, provided however that Lessee hereby understands and agrees that the total fit-out contribution provided by the Lessor as incentive hereto is of up to EUR 400,000 plus VAT as mentioned hereto in Appendix 4 b, irrespective of the amount actually spent to complete the work as set forth in the Fit-Out Plans (such work being referred to herein as the “Fit-Out Work”).

3.6.           The Lessor shall approve or reject modification of the plans above (if they are not in accordance with the Technical Specifications of the Office Building) within 15 days from receiving them. For the avoidance of doubt, should the Lessor not give any reply to the Lessee within the aforementioned period, such delay shall not be in any way construed as an approval by the Lessor of the modification of the Fit-out Plans.

3.7.           Should the cost of the Fit-Out Works above be higher than the incentive amount above (including in respect of any modifications requested by the Lessee pursuant to this Section 3), the Lessee shall bear the difference: (i) 50% of the respective amount upon agreeing the budget as provided above and (ii) the remaining 50% amount upon delivering the Fit-Out Work to the Lessee, as below mentioned.

3.8.           The Lessor shall deliver the Fit-Out Works to the Lessee, in accordance with the Fit-Out Plans and the Technical Specifications of the Premises as per the Appendix 4a, within 60 days as of the Commencement Date and the Lessor shall serve written notice to the Lessee with respect to such Fit-Out Works delivery date with at least 7 days before such date. If the Fit-Out Work are not delivered by 1 September 2010, the Landlord shall add an additional day to the Lessee’s free rent period for each day of delay. If however, the Lessee requests any amendments to the Fit-Out Plans attached hereto as Appendix 4a, further to the Signing Date, then the Delivery Date shall be extended with the period of time needed by the Lessor to implement such modifications, as notified by the Lessor to the Lessee, without any penalty being due by the Lessor (and without delaying the Lessee’s payment obligations undertaken hereunder).

3.9.           For the scope of performance of the Fit-Out Works referred to above, each Party shall appoint and pay its coordinator (whether a person or a company) to follow up the Fit-Out Works throughout the entire execution period. All Fit-Out Work will be implemented and coordinated jointly by the Parties’ coordinators. Any non-conformities with the Fit-Out-Plans during the execution of the works, as the case may be, will have to be brought in writing, to the attention of the Lessor’s coordinator by the Lessee’s coordinator within 3 (three) days from being noticed (the Lessor being obliged to correct the non-conformities). If no such non-conformities are being brought to the attention of Lessor’s coordinator during the performance of the works (or after the correction thereof), the respective fit-out works shall be considered accepted by the Lessee and this latter shall not be entitled to have objections thereof upon delivery by the Lessor of the respective Fit-Out Works.

3.10.        In addition to the incentive granted by the Lessor as stipulated under Clause 3.6 above, the Lessor will bear a fixed amount of EUR 20,000 that will be used by the Lessee for costs related to re-location of its headquarters into the Premises and will be paid by the Lessor based on the fiscal invoice(s) issued by the Lessee in this respect.

3.11.        Fit-Out Works Delivery Protocol: Following the written notice sent by the Lessor to the Lessee as per Clause 3.8 above, the Lessor and Lessee shall sign the Fit-Out Works Delivery Protocol confirming the delivery of the Fit-Out Works to the Lessee and the condition of the Premises at the time of such delivery (referred to as the “Fit-Out Works Delivery Protocol” and hereto attached as Appendix 6 a.

3.12.         Warranty of the Fit-Out Work. The Lessor warrants to the Lessee that the works and the materials used for completing the Fit-out Work (including the structured data cabling and electrical wiring) are in accordance with the Technical Specifications and the Fit-Out Plans. The Lessee undertakes to observe all instructions manuals received from the Lessor in respect to the Fit-Out Works and the Lessor conveys to repair at its cost any non-conformity or defect (that is not due to improper use) for a period of 12 months after the completion and delivery of the Fit-Out Works.

4.             RENT

4.1.          The Lessee shall pay to the Lessor under the terms set forth in this Lease, the equivalent in RON, at the exchange rate of the National Bank of Romania calculated as per the below, the following amounts:

A)	The Basic Rent for Premises, payable monthly in advance, namely EUR 12 + VAT/sqm/month as adjusted by clause 4.2 below, and

B)	The Basic Rent for Parking Spaces payable monthly, in advance, for 10 of the 20 Parking Spaces under this Lease is of EUR 75 plus VAT per each parking place, as adjusted by clause 4.2 below,

hereinafter collectively referred to as the “Rent”.

Lessee shall also pay, beside the Rent:

C)	Operating Expenses and other Direct Expenses described in section 5.

4.2.	Indexation

The Rent shall be on an annual basis, on each 1st January of each subsequent calendar year (hereinafter each referred to the “Reset Date”) according to the HCPI index (2005=100, annual reference) applicable for EURO 27 countries area published on EUROSTAT site (www.eurostat.eu) plus 0.5%. The indexation shall be applied as follows:

a.             As of the 1st of January of year 2011 and up to the termination of the Lease, every year, on the 1st of January, the Rent shall be indexed with the HCPI index plus 0.5% published for the year before.

b.            The difference resulted when the amounts for the first month are updated shall be invoiced during the last 10 (ten) calendar days of the updated month.

4.3.          For the avoidance of any doubt, all amounts owed by Lessee under this Lease (including Rent and Operating Expenses and Direct Expenses) shall be determined and owed as net rate as per the Lease plus related VAT.

4.4.          If a new currency is introduced in Romania (hereinafter referred to as the “New Currency”) and the Romanian RON is substituted by the New Currency and the New Currency may and shall be used for the payment of obligations in Romania, any amount denominated in the Romanian RON or Euro shall be converted into the New Currency at the applicable conversion rate, and all payments under this Lease which would otherwise have been payable in the Romanian RON shall afterwards be made in the New Currency. The Parties will negotiate in good faith in order to agree any amendments to the terms of the Lease so as to ensure that the Parties will be left in no worse position than they would otherwise have been, if the New Currency had not been introduced in Romania.

4.5.          The introduction of any New Currency, the termination of the national currencies of the member countries of the European Monetary Union, or the fixing of the exchange rates which will apply at the termination of the national currencies or the economic consequences which may arise from the introduction of any New Currency or in connection with the European Monetary Union shall not give a legal basis for the rescission, the challenging or the termination of this Lease before the end of the Expiry Date, or for raising any claims relating thereto.

5.             PAYMENTS

5.1.1.       Rental Payments: The Basic Rent shall be paid monthly in advance, on or before the first day of each month.

5.1.2.       The first Basic Rent for Premises shall be due and paid starting with 1 January 2011, the contractual months from Commencement Date and until 1 January 2011 being referred to hereinafter as the “Rent Free Period”. For the avoidance of any doubts, the Rent Free Period shall refer only to the Premises, the rent for the Parking Spaces being due as of 1 September 2010.

5.1.3.       In case the Lessee does not start to use the area of 500 sqm on the 1st Floor of the Office Building evidenced in green within Appendix 2 attached hereto (the “Additional Area”) until 1 January 2011, the Basic Rent for such area will start to be paid by the Lessee only from 1 July 2011, and the Basic Rent for the Premises will be computed and paid based on 3,257 sqm. For the avoidance of any doubt, the Lessee shall notify accordingly the Lessor, in writing, should it wish to use the Additional Area before 1 January 2011.

5.2.          Payment of Operating Expenses and Direct Expenses: The Lease shall be a “Triple Net / Fully Repairing and Insuring” lease. As such, the expenses to be incurred and paid by the Lessee for the purpose of this Section shall include operating expenses payable monthly in advance, on or before the first day of each month, comprising the elements listed below in sections 5.2.1 and 5.2.2 (hereinafter referred to as the “Operating Expenses and Direct Expenses”).

The Operating Expenses and Direct Expenses shall be paid by the Lessee starting with 1 September 2010.

The Lessee shall pay as of the 1 September 2010 the Operating Expenses and Direct Expenses, as well as all other payments due by the Lessee as per the terms and conditions set forth herein, all on a monthly basis:

5.2.1.       All Operating Expenses and other Direct Expenses related to the Premises and to the Parking Spaces, including, but not limited to, Lessee’s pro rata allocation of the costs (based upon the percentage equal to the Premises as mentioned under Section 1 above divided by the Total Rentable Area of the Office Building – namely total area of the Office Building that can be leased, including the Common Parts) for and associated with the following:

a.
property taxes including all taxes specifically relating to the Land and the Building and imposed on the Lessor under binding government regulations from time to time (this specifically excludes the Lessor’s income tax, costs of credit or other business taxes or transfer taxes);

b.	insurance to be maintained by the Lessor for the Land and/or Property as described in this Lease;

c.	use of electricity, hot and cold water or other utilities and heating of Common Areas and access roads within the Property but outside the Premises;

d.
preventive, routine and other maintenance and repairs, other than those covered by the warranty obligations of the suppliers, of the Property (including but not limited to repairs necessitated by normal wear and tear, maintenance and repairs listed in Section 8.1 below, as well as minor repairs, and the reasonable cost of maintenance staff and staff facilities, and also including improvements which are required by law or which are anticipated by Lessor to substantially reduce operating costs for the Land and/or the Property);

e.	cleaning and maintaining of Common Areas and access roads inside and outside of the Office Building – landscaping, parking, circulation areas, snow clearance;

f.	use and maintenance of the sewage system, garbage collection and disposal, cleaning oil traps;

g.
property security (such as, but not limited to video surveillance in the Common Areas, control access system by individuals cards), technical installations maintenance and staff facilities during working hours;

h.	any other reasonable operating expenses which may be incurred or requested by the Lessee and the majority of lessees, if applicable; and

i.	Property management fee.

Transparency and efficiency of the property management services are assured by the Lessor, inter alia by tenders organized for appointing the Property Manager.

5.2.2.       Any utilities such as water, gas, electricity, sewage, telephone or other similar utility or service used or consumed by the Lessee in the Premises ("Utilities"), if such are not paid directly by the Lessee to the relevant utility supplier.

5.3.          Calculation of Operating Expenses and Direct Expenses: Invoices for advance payments of Operating Expenses shall be calculated based on the estimated cost of providing the services described in Section 5.2 above, which advance payment shall be RON equivalent of EUR 3 per square meter per month for the Premises, plus VAT. Whenever possible, expenses of consumption of Utilities shall be paid by Lessee directly to the respective utility supplier based upon actual use as measured by on site measuring equipment or invoices sent by relevant suppliers.

After the end of every calendar year of the Lease, the value of the Operating Expenses and Direct Expenses is adjusted for the previous year, the initial value being increased or decreased depending on results of the audit performed on the costs recorded in the accounting books for the maintenance and the administration of the Office Building, as well as on the costs of the services supplied to the Lessees (pro rata with the Premises) and is adjusted retrospectively during the first month of the year in progress for the previous one, and the related payments must be made within 30 (thirty) calendar days from the auditing of the accounts of the Lessor and from the date the invoice is  received by the Lessee (“Open Book System”). The Lessor shall audit the accounts using the services of a reputable company in the market. The value thus calculated and confirmed by the auditors shall be maintained for the rest of the year, until the following annual recalculation. The Operating Expenses and Direct Expenses will be calculated based on the service costs incurred by the Lessor, according to an open book system and disclosed to the Lessee.  The Lessee shall be entitled to request from the Lessor a list of and documents confirming the expenses borne in the relevant calendar year, with respect of all components of the Operating Expenses and Direct Expenses and calculations due. The Lessor shall have the obligation to furnish the Lessee with such list and documents within 10 (ten) days upon receipt of such request.

Further, the Lessee shall keep all information and documents obtained as per the above the results thereof strictly confidential and shall not be shared with or divulged to any other lessee or person.

5.4.          The Rent and other payments due under this Lease and expressed in EUR shall be payable in the Romanian Lei (RON) equivalent of the Euro amount stated herein, calculated according to the exchange rate of the National Bank of Romania Bank valid on the date of the invoice communicated to the Lessee at least 15 days prior to the date when the payments fall due.

The Lessor shall not be held liable for any utilities interruptions which were not caused by its fault. The Lessor shall make all the necessary efforts in order to restore the supply of utilities as soon as possible. The Lessor (i) will be responsible for the maintenance of infrastructure in the Office Building as part of the Direct and Operating Expenses, (ii) will be responsible for the proper maintenance of the power generator(s) and will do best endeavors to ensure the availability and the functioning of the power generators in accordance with the specifications, (iii) will be obliged to provide access to the Lessee to the service records of the power generators. The Lessor will reserve for the Lessee 120KVA power in one of the generator that will be specifically mentioned in the Delivery Protocol with the obligation of the Lessee to support a prorated share of the maintenance and fuel costs of the power generator. For the avoidance of doubt, in case the power generators are not functioning, the Lessee shall promptly notify the Lessor of the defect or the malfunctioning and shall allow the Lessor a 30 days remedy term.

5.5.          Wiring Instructions: Payments by Lessee to Lessor shall be by bank transfer to Lessor’s account no. RO03 BRMA 0500 0004 2030 0002, opened with Banca Romaneasca SA Member of the National Bank of Greece or to any other bank account communicated in writing by the Lessor, in accordance with the provisions hereto.

5.6.          Confirmation of Payment: Payment shall be deemed received when the wired funds are debited on the Lessee’s account to the correct account of the Lessor.

5.7.          Delays in Payment: In the event of delays in any payment under this Lease, the Lessor has the right to charge penalties to the Lessee of 0.05% per each day of delay computed on the invoiced, due and unpaid amounts in RON under the present Lease. The late payment penalties shall be invoiced and payable according to the same procedure as the rent. In the event of default in payment, all properly incurred collection costs (including the costs of an attorney-at-law), as decided under a definitive and irrevocable court decision, shall be borne by the Lessee.

6.             TELEPHONE LINES

6.1.          Lessee shall have the right (but not the obligation), upon written request, to use ISDN package lines dedicated to the Premises and supplied by the Lessor. Lessee shall be allowed to design its own internal telecommunication system, with the number of internal lines to be defined at the time of implementation. Lessee shall pay for the standard connection fees, monthly fees, and usage fees charged by the telephone service providers (supported by copies of the service providers’ invoices) by reimbursement to the Lessor, or preferably based on direct invoices from the service providers, as agreed between the service provider and the Lessor. For clarification purposes, the Lessor will not impose any restriction on the telecom service suppliers nor will restrict the Lessee in using without any additional charge the building canalization to connect to the telecom suppliers.

7.             LESSEE’S OBLIGATIONS

7.1.          Lessee shall execute and pay the costs of repair or maintenance of any parts of the Premises or installations and technical fixtures therein which have been damaged by the Lessee, its employees or sub-contractors or visitors beyond normal wear and tear. Lessee shall be obliged to repair the damages in 1 (one) week time, or if the nature of defaults justify delay in their remedying, within 30 (thirty) calendar days (and in such cases the Lessee will notify the Lessor the period of time under which it anticipates remedying the damages). Any repairs shall be made only with qualified contractors licensed to perform the required works, using all due skill and care generally expected from professional(s) appointed to carry out such works and using good quality materials. These works to be executed by Lessee are in addition to the Operating Expenses and obligations described in Section 5.2 above. Additionally, Lessee shall keep the Premises clean and tidy and shall not store trash in the Parking Spaces (as well as the Additional Parking Spaces, if any), nor dump trash anywhere in the Land or Common Areas and access roads, other than in the trash-cans, skips, or other containers provided for this purpose in the areas designated by the Lessor from time to time.

7.2.          Return of Premises: Upon Expiry or otherwise termination of the Lease, Lessee shall leave the Premises in the same condition existing on the Fit-Out Works Delivery Date, at no cost of the Lessor, subject to normal wear and tear. If so notified by the Lessor prior to Expiry or otherwise termination of the Lease, Lessee shall remove any improvements or alterations made in addition to the Fit-Out Work (if any), using all due care, (unless prior written agreement has been obtained from the Lessor to the contrary). Lessee shall not be entitled to any reimbursement of costs or added value of improvements or alterations made to the Premises including improvements made pursuant to Section 10 below.

7.3.          Lessee’s Liability for Damages: Lessee shall be liable to Lessor for any damages to the Premises, the Property or any other development on the Land caused by Lessee, its employees, corporate officers, contractors working in the Premises and shall immediately notify the Lessor of such damages. Among others, Lessee shall be liable for any damages caused by the improper use by the Lessee or its employees, officers or contractors working in the Premises of all systems and facilities, including but not limited to, the water supply, drainage, lighting or power supply lines, sanitary, and heating and ventilation systems and installations.

7.4.          Lessor’s Execution of Lessee’s Duties: Should Lessee fail to perform its obligations within the period specified in Section 7.1 above and subsequently within additional 21 (twenty-one) calendar days after receiving written notice from the Lessor, in addition to any other remedies herein or under applicable law, Lessor shall have the right to arrange for the necessary works to be carried out at the expense of Lessee with the right to charge the Lessee for such costs. Any such costs shall be reimbursed to the Lessor’s upon the latter’s demand together with the invoice issued in accordance with the Romanian law and the related supporting documentation.

8.             LESSOR’S OBLIGATIONS TO MAINTAIN AND REPAIR

8.1.          Maintenance and Repairs: The Lessor shall, as part of the Direct and Operating Expenses, maintain and repair the Property (including the Common Area and the access roads) and the following equipment and systems: : .

8.1.1 building structure and external elevations;

8.1.2 electrical power distribution systems;

8.1.3 utility systems (water, sewage and heating, cooling (if any), ventilation system);

8.1.4 fire alarm and sprinkler system.

If the above repairs are covered by the warranty of the contractors, the repairs will not be reflected in the Direct and Operating Expenses.

8.2.          Warranty. The Lessor warrants the Lessee against any defects in the building structure, existing equipments and materials of the Premises according to the requirements of the Romanian Civil Code and shall replace any defective items or materials at no extra cost to the Lessee. Neither the Lessor nor the maintenance company employed shall be responsible for interruptions in the services described above or in Section 5.2 which are caused by an event of Force Majeure or which are not caused by Lessor’s fault.

8.3.          The Lessor shall do best endeavors to cause the property management service company to maintain, during the period of the Lease, for the services provided in the Property, all the characteristics and parameters  according to the Technical Specifications.

8.4.          The Lessor shall do best endeavors to ensure that the property management company provides prompt, good quality services and sort out promptly any grounded request or complaint received from the Lessee.

9.             INSURANCE AND SECURITY

9.1.          Real Property Insurance.

Lessor shall maintain standard fire and perils coverage insurance (resulting from total or partial destruction of the Premises), Rent loss and third party liability insurance on the Property. Said insurance shall be maintained with a reputed insurance company at the choice of Lessor, in its sole discretion, in the amount equal to the full reinstatement value of the Premises from time to time at the expense of Lessor (though the cost thereof shall be included in the Operating Expenses and Direct Expenses), and payments for losses there under shall be made solely to Lessor. The Lessee shall cover the expenses generated by the said insurance, pro rata with the leased area. If the annual premiums to be paid by Lessor shall exceed the premiums otherwise payable because Lessee’s operations or contents of the Premises result in extra-hazardous exposure (i.e., the Lessee, with the prior written permission of the Lessor and with all requisite local licenses and approvals, stores hazardous, explosive or potentially damaging substances or materials in the Premises), Lessee shall promptly pay the excess amount of the premium upon request by Lessor.

9.2.          Lessee’s Insurance: Lessee shall properly insure its assets and shall maintain insurance at its expense for fire, perils, theft and other coverage’s usually maintained by businesses in the area in which the Property is located as well as against any liability or claim for bodily injury, death or property damage for which Lessee is responsible by law or this Lease.

9.3.          Security. Within 20 days as of the signing date of this Lease, the Lessee shall provide the Lessor an irrevocable and unconditional Bank Guarantee Letter issued by a financing bank agreed by the Lessor, in accordance with the form attached at Appendix 7, securing the fulfillment by the Lessee of all its obligations undertaken herein, payable in whole or in part upon Lessor’s first demand, in an amount equal to the aggregate consideration of the Rent and the Operating Expenses and Direct Expenses plus VAT owed by the Lessee for 3 (three) contractual months determined in accordance with the Lease. The term of the Bank Guarantee Letter shall start as of the Commencement Date and it shall cover the entire Term of this Lease, plus 30 (thirty) calendar days calculated as of the end of this Lease.

In the event the Lessee delivers a Bank Guarantee Letter valid for a shorter period, it shall be obliged, without any additional notice from the Lessor, to deliver a new guarantee (or an extension to the existing one) not later than 30 (thirty) days before the expiry of the previous one. Should the Lessee fail to deliver such a new guarantee, the Lessor shall be authorized to draw the full amount of the guarantee without any remedy or cure period and hold such as cash security, (“Cash Deposit”); the amounts thereof shall be used by the Lessor upon the terms and conditions set out below.

The Bank Guarantee Letter or, if the case, the Cash Deposit shall be used if there are any outstanding payments from the Lessee to the Lessor or if damages are caused to the Lessor or the Premises due to Lessee’s breach of any of its obligations in this Lease, including but not limited to the following:

•         Lessee’s failure to pay Rent, Operating Expenses and Direct Expenses within 15 days of being due under this Lease;

•         Lessee’s failure to reimburse costs related to repair of damages caused by Lessee to the Premises and/or to the Office Building;

•         Lessee’s failure to pay penalties on payments overdue;

•         Lessee’s failure to vacate the Premises by the Expiration Date or earlier Termination of the Lease.

If the Bank Guarantee Letter or the Cash Deposit, if the case is used in accordance with above, the Lessee shall restore it to the original amount within 14 (fourteen) days from the date of receipt by the Lessee of a written notice sent by the Lessor.

In case that paragraph 2 of this Section shall be enforced, the Cash Deposit (reduced, if the case, with the amounts due and unpaid by Lessee in accordance with the Lease) shall be returned to the Lessee upon receiving appropriate Bank Guarantee Letter.

Otherwise, the Cash Deposit, as well as the Bank Guarantee Letter shall be returned to the Lessee within 30 (thirty) days as of the Expiry Date or as of the termination date of the present Lease in any of the ways mentioned herein below. The Cash Deposit shall be returned in EUR (if applicable, or in RON), but decreased with any amount deducted in accordance with above.

10.           ALTERATIONS

10.1.        Lessee shall not be allowed to make any alterations or improvements to the interior of the Premises unless prior written approval has been obtained from Lessor, which approval shall not be unreasonably withheld.  Such alterations must not affect the Premises or material warranties or guarantees, which apply to the Premises and/or the above Premises. Any alteration to the Premises may only be carried out by the Lessee if all government, statutory and local or other public authority permits or approvals have been obtained and with all good skill and care. The implementation of any alteration or improvements may not cause any unreasonable inconvenience or disruption to the operation of the Property and/or other developments on the Land and other Lessees therein.

11.           REPAIRS TO THE PREMISES BY LESSOR

11.1.        Major Repairs: In the event of major repairs required to the Premises, not resulting from Lessee’s fault, Lessor shall be obliged to make the repairs as quickly as reasonably possible. Any major repairs, which are not of an emergency nature, may be executed only after 1 (one) Business Day prior written notice to Lessee. Lessor is obliged to keep the inconvenience caused to Lessee by such works to a minimum. The Lessee shall grant access to the Premises to the Lessor and/or anyone acting on its behalf and it may not unreasonably delay or obstruct the performance of the works.

To remove or to avoid obvious dangers, the Lessor shall be entitled to execute, at its own expense, remedial works and structural changes in the Premises based upon written notice to the Lessee specifying the estimated duration of such works. According to the notice, the Lessee shall allow access to the Premises and shall not unreasonably delay or prevent the execution of the notified remedial works and structural changes, provided that the Lessor notifies the Lessee of the duration thereof. In the event that the areas rendered unusable due to the aforementioned works represent more than 25% of the Premises, the Lessee shall be entitled to a pro rata reduction of the Basic Rent for the respective period of time. Should the Premises, Common Area of the Office Building be rendered unusable in full or in part during more than 40 (forty) days, then the Lessee will have the right to terminate the Lease as detailed in Section 13.5 below except the case when the risks were caused or due to the Lessee’s intentional acts or culpable omissions.

However, in the event that it has been proven that the risks were caused or due to the Lessee’s fault, the Lessee shall bear the cost of such remedial works or shall reimburse the Lessor within 15 days upon its first demand accompanied by the invoice issued in accordance with the Romanian law and the related supporting documentation.

11.2.        Access for Emergency Repairs: Lessor may arrange for emergency repairs or alterations to be carried out without the consent of Lessee. Such emergency repairs shall be performed as quickly as reasonably possible.  Lessee shall permit access to the Premises and may not delay or obstruct the performance of the work. The provisions of Section 11.1 paragraphs 2 and 3 above shall apply accordingly.

11.3.        Cost of Repairs: Lessee shall be obliged to pay for all repairs relating to Lessee’s use of the Premises which are not covered in Sections 5.2, 11.1 or 11.2 above, except for repairs otherwise covered by an insurance policy or contractor warranty.

12.          ACCESS TO THE PREMISES BY LESSOR

12.1.        Notice of Access: Lessor or persons authorized by Lessor shall have the right of access to the Premises at any time during Lessee’s normal business hours upon 2 (two) calendar day written notice. In an emergency, with imminent danger or due to security reasons, access to the Premises shall be permitted at any time, day and night

12.2.        Access after Notice of Termination: Following notice of termination of the Lease or in the event that Lessor intends to sell the Land, the Property, the Premises, or a part thereof, Lessor or his representative, together with any potential lessee or purchaser, shall be permitted access to the Premises during normal business hours upon 2 (two) calendar day notice to the Lessee. The Lessor will take all the measures in order to not unreasonably disturb the Lessee’s activity in the Premises. Confidentiality provisions described herein shall apply.

13.	TERMINATION OF THE LEASE

13.1.
Lessee’s Events of Default: Upon the occurrence of an event of default under this Section (hereinafter referred to as the “Event of Default”), following written notice of an Event of Default, the Lessee shall have a remedy period of (i) 30 (thirty) days for cases b), c), e), f), g) below and (ii) 10 (ten) days remedy period under item a) and (iii) 20 (twenty) days remedy period under item d). In such a case, if the Lessee fails to remedy/fulfill the breached obligation under this Lease, within the remedy period as per the above, upon expiry of such remedy terms, the Lease shall be deemed terminated by law, upon Lessor’ notice of termination served to the Lessee, with immediate effect, no other formality or court intervention being necessary. The Lessee hereby agrees to conduct its business in a way so as not to allow the occurrence of any of the following Events of Default:

a.	non-payment of the Rent and the related Operating expenses and Direct Expenses (VAT included) for a period of more than 15 (fifteen) Business Days from the due date;

b.
the use of the Premises is in non-compliance with the Permitted Use and the Property Rules; or a decision and/or regulation of competent governmental or local authorities prevents the further use of the Premises by the Lessee or any of its affiliate;

c.
the Lessee’s use of the Premises which causes or which may cause damage to the Premises, the Property and/or any development on the Land beyond normal wear and tear despite written notice from Lessor to cease such an activity;

d.
failure of the Lessee to provide the Bank Letter of Guarantee as agreed herein and/or to maintain/restore the Bank Letter of Guarantee at the amounts agreed and according to the manner/timing described in Sections 9.2 and 9.3 above (in case of enforcement thereof by the Lessor);

e.
failure to obtain or maintain all material statutory, local and other regulatory licenses required for the use by the Lessee of the Premises for its business purposes provided that such failure would have any impact on the Lessor or this Lease; or

f.
Lessee’s actions or inactions that may negatively affect the proper use of the Land or any parts thereof by neighbors or other lessees or occupants of such or the capacity of Lessor to further lease the Land or any parts thereof or which may determine the early termination by other existing lessees of their respective leases concluded with the Lessor in relation to the Land or any parts thereof;

g.	failure to perform any other material obligations in this Lease.

13.2.        Penalty clause: In case the Lease is terminated due to Lessee’s fault, otherwise than in accordance with Clause 3.4 above, the Lessee undertakes and agrees to pay to the Lessor an amount representing the remaining Rent until the Expiry Date.

13.3.        Surrender Period: Should Lessor terminate this Lease pursuant to Section 13.1 above, following an Event of Default, the Lessee agrees to surrender and vacate the Premises within 45 days as of the date the termination notice is served (hereinafter referred to as the “Surrender Period”), during which time Lessee shall, for each day spent in the Premises, pay the Rent equal to two times the pro-rata Base Rent for the respective period. Such payment shall not constitute a waiver by Lessor of other rights and compensation due under this Lease.

13.4.        Penalties for Delay in Surrender: Should Lessee fail to vacate and leave the Premises within the Surrender Period, thereafter the Lessor is entitled to three times the amount of the pro-rata Base Rent for each day of delay in addition to any claims or damages that may be available under Romanian Civil Code. Also, after the expiry of the Surrender Period, the Lessee does not have the right to access the Leased Area, Lessor being the only one allowed to decide the use thereof. In the event of termination of this Lease or expiry thereof, upon the expiry of the Surrender Period, it is expressly agreed that the Lessor may immediately cease to provide to the Lessee services covered by the Operating Expenses, including but not limited to the supply of electricity and heat. With regard to such services, the Lessee expressly and irrevocably waives any claims for reimbursements from the Lessor, any right to obtain injunctions, any right to demand substitute premises or any other similar claims and rights.

13.5.        Expiry: The Lessee shall surrender the Premises upon the Expiry Date or upon the expiry of any extended term, as the case may be. Should Lessee fail to leave the Premises upon such date, Sections 13.3 and 13.4 shall apply accordingly.

13.6.        Lessor Events of Default: The Lessee may terminate the Lease, without any penalty or damage being due by the Lessor,  by giving written notice to the Lessor if:

a.             a part representing more than 25% of the Premises or the whole of the Premises are not useable or are destroyed for a period of more than the term provided under Section 11.1 paragraph 2 and the Lessor does not take any steps to rectify the situation within such term;

b.             Lessor fails to obtain all material statutory, local and other regulatory licenses required for the operation of the Property provided that such failure would have any impact on the Lessee‘s activity within the Premises and provided that the request of the obtainance thereof is not due to Fit-out Plans and Fit-out Works or to any activity of the Lessee within the Premises, case in which the Lessee will assist the Lessor in remedying thereof by providing all required documents and support and will not represent an event of default therein. Otherwise, in respect of the Property itself, not related in anyway to the Premises, any such failure shall be communicated to the Lessor by the Lessee in writing and shall allow the Lessor a 30 days remedy terms following the notice of the Lessee detailing such breach and how this impacts the Lessee’s activity within the Premises.

Due to the exclusive fault of the Lessor, all the entries into the Premises cannot be used or access, the ceiling is seriously damaged and broken, the elevators are not functioning and such affect the Lessee’s use of the Premises and the situations are not cured within 30 days following a written notice delivered by the Lessee to the Lessor in this respect.

For the avoidance of doubt, it shall not be considered as an event giving raise to termination by the Lessee the degree of occupancy of the Land or the location of the Premises near or in the vicinity of certain other lessees or occupiers of the Land and/or neighboring areas or the termination of any lease or vacation of any neighboring areas by specific lessees or occupier thereof.

14.           REDUCTION OF RENT AND OTHER CHARGES

14.1.        Lessee shall have no right to set off, reduce or retain against the Rent, Operating Expenses and Direct Expenses or any other payments due under this Lease for any claims against Lessor..

14.2.        In the case the Parties shall agree on any rent-free periods then the Lessee undertakes to remain liable for any other charges mentioned by the Lease.

15.          PROPERTY RULES

15.1.        Lessee will comply with the Property Rules issued in accordance with the provisions of this Lease, which are to be considered as an inseparable part of this Lease.

15.2.        Lessor will make best efforts to prevent any other lessee of the Premises from conducting activities, which will negatively affect Lessee’s proper use of and access to the Premises.

16.          SUBLEASING

16.1.        Subleasing of the whole or any part of the Premises at any time and from time to time shall not be allowed to Lessee without the Lessor’s prior consent, which will not be unreasonably delayed or withheld, except for subleasing, sharing occupation of the Premises or any part thereof to affiliates or members of the Lessee’s group of companies in which case the consent is provided hereby, subject to prior written information notice being served to the Lessor. However, the Lessee shall remain fully liable towards the Lessor in any of the cases mentioned herein.

17.          ASSIGNMENT AND NOVATION

17.1.        Lessee may not assign its rights and transfer its obligations under this Lease to any entity without the prior written consent of the Lessor, which shall not be unreasonably delayed or withheld, except for assigning, in part or in full, the rights and/or obligations under the Lease to affiliates or members of the Lessee’s group of companies, provided prior written information notice is served to the Lessor and provided the assignee is of the same, or better, financial standing as the Lessee. However, the Lessee shall remain jointly liable towards the other Lessor in any of the cases mentioned herein.

17.1.1.     For the avoidance of any doubt, the Lessee hereby consents to the assignment or pledge of all or part of the Lessor’s rights arising out of or in relation to this Lease, including without limitation Rent, Operating Expenses and Direct Expenses, Bank Guarantee/Security Deposit, Cash Deposit and any other payments arising out of the Lease in favor of the bank(s) and financial institution(s) financing/crediting the Lessor.

17.1.2.     In the event such assignment or pledge is made, the Lessee shall undertake, in a form satisfactory to the Lessor and/or the relevant bank or financial institution, irrevocably to transfer the amounts which constitute present and future liabilities of the Lessee towards the Lessor, on written request, to a bank account indicated by the Lessor or such bank or financial institution.

The Lessor has the right to transfer the rights and obligations deriving from this Lease by means of novation and the Lessee hereby consents to such novation and undertakes to perform any and all actions and sign all documents that might be necessary for completing the novation of the obligations the Lessor has in relation to the Lease and in any case, all the rights of the Lessee’s under this Lease shall remain unaffected. Lessee shall not bear the fees of effecting such an assignment or novation.

17.2.        The Lessor shall have the right to sell the Property and to assign any rights deriving from the Lease without the need for any approval or consent from the Lessee, provided that all the rights of the Lessee’s under this Lease shall remain unaffected.

18.          SIGNAGE. ANTENNAS

18.1         Subject to Clause 18.5, the Lessee shall have the right to have its logo/signage on the exterior of the Office Building, with the positioning and dimensions specified and agreed in good faith between the Parties under Appendix 4 hereto, complying at all time with the principle of having placement and dimensioning conditions in line and proportional with the weight of the Lessee’s rented area in the total rentable space.

18.2         Subject to Clause 18.5, the Lessee shall have the right to install its signage (i.e., for guidance of guests/clients/suppliers/partners) in the common areas of the Office Building designated by the Lessor and evidenced within Appendix 4 hereto.

18.3         Subject to Clause 18.5, antennas and other technical equipment may be installed on the terrace of the Office Building, subject to prior compliance with the technical specifications of the Office Building, non-interference with other equipments on the terrace and priory obtaining of all necessary permits, endorsements, authorizations etc.

18.4         No additional rent shall be charged in relation to these rights, provided that the Lessor shall not incur any costs in relation to permitting process, installation, running, maintenance, repair and dismantlement of such signage and/or equipments. Therefore, the Lessee will be solely responsible for all costs, expenses, taxes, fees etc. related to installation, running, maintenance, repair and dismantlement of the signage and/or technical equipments. Also, the Lessee will be solely responsible against the Lessor and/or any third parties and will keep the Lessor harmless and indemnify the Lessor with respect to duly obtaining and the maintenance of required authorizations, permits, endorsements, etc. for installation, operation, use, repair, dismantlement of the signage and/or technical equipments.

18.5         Both installation and specific procedures for operation of signage, antennas and other technical equipments are always subject to Lessor’s prior written approval and related instructions, not to be unreasonably withheld or delayed, based on the necessary technical specifications and plans to be executed and submitted by the Lessee.

18.6         In case any of the obligations is not observed by the Lessee, the Lessee shall be bound to remove the corresponding signage and/or antennas and/or technical equipments without any delay, reinstate the affected part of the Office Building to its initial condition, on its exclusive cost and liability.

18.7         Failure by the Lessee to duly fulfill the obligations specified under Clause 18.6 above will entitle the Lessor to take the necessary actions on the exclusive cost and liability of the Lessee, without any other prior formalities or intervention of law or arbitration courts, only by serving a written information notice in this respect to the Lessee with 2 (two) days in advance. In such case, the Lessee expressly undertakes to reimburse Lessor all reasonable costs incurred thereof, within 15 days as of receipt of the corresponding fiscal invoice/s from Lessor, together with the justificatory documents.

19.          GOVERNING LAW AND DISPUTE RESOLUTION

19.1.        Governing Law: This Lease shall be governed by the laws of Romania.

19.2.        Dispute Resolutions: In case of any dispute, claim or the like arising under this Lease, the Parties shall attempt to reach an amicable settlement. If an amicable settlement cannot be reached, the dispute shall be submitted to and settled by the competent Romanian courts of law.

20.          LENDER AND PROTECTION INFORMATION

20.1.        Subordination: Lessee is aware of the fact, that due to the financing of the development of the Lessor, the Land and the Property and all Lessor’s rights arising out of or in relation to the Lease are burdened by mortgage and other security rights. Should Lessor or the financial institution involved in the development undertaken by the Lessor notify Lessee, that upon the occurrence of certain events and/or upon the receipt of the notification of a given bank, Lessee shall be obliged to pay the Rent and any other sums due by the Lessee to the Lessor to the respective financial institution, Lessee shall act accordingly.

20.2.        Succession: Upon Lessor’s request and cost, Lessee shall, do all acts necessary to ensure the maintenance of the Lease with any third party purchasing or otherwise acquiring the Premises and/or the Property, without any of the Lessee’s rights hereunder being affected.

20.3.        Lender’s Certificates and Financial Statements: Lessee shall within 7 (seven) calendar days following a request by Lessor, at the Lessor’s cost, execute and deliver any documents reasonably requested by a lender or potential lender for the Premises certifying that this Lease is valid. Lessee will also provide current published financial statements and such other information, as may be reasonably requested by the lender or potential lender from the Lessee and the mortgagee under the Lease

20.4.        Mortgagee Protection: In the event of a Lessor default which may give cause for termination of the Lease by Lessee, Lessee will provide written notice of termination to mortgagee, whose address will at all times be provided by the Lessor, describing the nature of the default and mortgagee shall have a reasonable period to cure said default.  If the default is not cured within a reasonable period, but not less than 15 (fifteen) calendar days, Lessee will have the right to terminate the Lease

20.5.        Lessee’s Rights: In the event of a purchase or financing of the Property or any development on the Land, Lessee’s rights and obligations under this Lease will remain in full force and effect until the Expiration Date of the Lease, or until the expiry of any extended Term, as the case may be, subject to other provisions of the Lease and the applicable legislation.

21.          MISCELLANEOUS

21.1.        Confidentiality: The employees and corporate officers of either Party shall not reveal to third parties any confidential matters concerning the other Party’s activities in connection with the Property or the Premises and shall be prohibited from transmitting any documents (except when this is required or needed for registrations with the Trade Register or required disclosure to the U.S. Securities and Exchange Commission) or other recorded information produced by or concerning the other Party, other than to such Party’s banks, auditors, legal and tax advisors, any such lenders or prospective purchasers of the Land and/or the Property or any part thereof and any such investor or prospective investor of either Party under confidentiality undertakings.

21.2.        Delivery of Keys: Lessee shall receive 3 sets of keys on the Commencement Date. Any additional sets shall be at Lessee’s expense. Lessee shall be obliged not to change the locks to the Premises unless by mutual agreement and shall be obliged to inform the Lessor in writing of every additional set of keys which is in its possession as well as ensuring that the Lessor has the possibility of access to the Premises in any emergencies. All keys shall be returned to the Lessor on the date the Premises are returned to the Lessor.

21.3.        Alterations in Writing: Any alterations or additions to this Lease shall require the written consent of both Parties.

21.4.        Notices: The notices referred to in this Lease shall be issued in writing and shall be sent to the following addresses of the Parties (or to such other persons or addresses which are notified in writing by each Party) by hand delivery or by registered mail with acknowledgement of receipt, or by facsimile, return receipt requested.

The Parties hereby appoint the following contact persons:

Lessor: Sunil Madan, e-mail: sunil.madan@db.com

Lessee: Stephen Baker, e-mail:  sbaker@techteam.com

21.5.        Force Majeure: The Parties shall not be liable or responsible for their obligations under this Lease or for any delay in performance thereof, if such non-performance or late performance shall be attributable to acts of God, war, publicly announced governmental laws, regulations or restrictions or any other cause whatsoever beyond the control of the Parties (herein referred to as “Force Majeure”).

21.6.        Legal costs: Each Party shall be responsible for its own legal costs incurred in relation to the transaction contemplated herein. For the avoidance of any doubt, trade registry and/or land book registration fees, notary and stamp fees will be exclusively borne by the Lessee.

21.7.        Amendments to Lease: Any amendments to this Lease shall require the written consent of both Parties.

21.8.        Contractual Documents: This Lease was signed based and following a Head of Terms executed by the Parties on 31 May, 2010. The Head of Terms and the Appendixes form part of this Lease. In case of discrepancies between the provisions of the Head of Terms and the provisions of this Lease, the provisions of the Lease will prevail.

21.9.        Lease Language: This Lease has been prepared and executed in English in 4 (four) original counterparts, two for each Party.

Lessor:	Lessee:

/s/ Sunil Madan	/s/ Ernst Voegtle

APPENDICES TO LEASE

1.	Site Plan.

2.	Office Building Plans and plans of the Premises; BOMA Standards

3.	Parking Plans

4.	Technical Specifications. Signage and Antennas

4 a	Fit-Out Plans. Technical Specifications of the Premises.

4 b	Fit-Out Budget

5.	Property Rules

6.	The Delivery Protocol

6 a	The Fit-Out Works Delivery Protocol

7.	Form of Bank Guarantee Letter

8.	Ownership Documents on the Property